Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John C. Merriwether Vice President of Financial Relations Health Management Associates, Inc. (239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

NAMES KELLY E. CURRY AS CHIEF OPERATING OFFICER

NAPLES, FLORIDA (June 14, 2007) — Health Management Associates, Inc. (NYSE: HMA) today named Mr. Kelly E. Curry, 52, as the Company’s Executive Vice President and Chief Operating Officer (“COO”) effective July 1, 2007. As COO, Mr. Curry succeeds Burke W. Whitman, who joined the Company as President and COO in 2006 and was named President and Chief Executive Officer effective June 1, 2007.

Mr. Curry has served for the past nine months as a consultant to HMA on hospital operations, reporting directly to Mr. Whitman. Mr. Curry previously held positions in hospital management for seventeen years and served in leadership roles with HMA for twelve of those years from 1982 to 1994, including seven years as the Company’s Chief Financial Officer, from 1987 to 1994.

Mr. Curry is also an ordained Minister. Since 1996, he has served as Chairman and President of Foundation In Christ Ministries, Ltd., a multi-faceted, cross-denominational family of ministries that he and his wife founded which is based in Ireland and funded from the United States. He has turned over the management of the ministries to a successor in order to assume his new responsibility with HMA.

“Kelly will be an excellent addition to our team,” said Mr. Whitman, “because of his proven abilities and tenacious commitment to our service mission of quality healthcare and to our objective of outstanding financial performance.”

Mr. Curry is a graduate of the University of Kentucky with a BS in Accounting, earned a Certificate of Biblical Studies from Torchbearers Fellowship, and is a Certified Public Accountant.

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Health Management Associates, Inc./Page 2

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the sale of Mountain View Regional Medical Center and Lee Regional Medical Center, HMA will operate 59 hospitals in 15 states with approximately 8,500 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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